UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1.Name and Address of Reporting Person*
  Lamotte, Andre
  20 William Street, Suite 250
  Wellesley, Massachusetts 02181

2. Date of Event Requiring Statement (Month/Day/Year)
   06/26/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol deCODE genetics, Inc. ("DCGN")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


6. If Amendment, Date, of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

----------------------------------------------------------------------------------------
Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security  2. Amount of Securities     3. Ownership Form: Direct     4. Nature of Indirect
   (Instr. 4)            Beneficially Owned          (D) or Indirect (I)           Beneficial Ownership
                         (Instr. 4)                  (Instr. 5)                    (Instr. 5)

-------------------------------------------------------------------------------------------
Series A Preferred       586,514                     I(1)                          Medical Science
                                                                                   Partners II, L.P.
--------------------------------------------------------------------------------------------------------------------
Series A Preferred       158,745                     I(1)                          Medical Science
                                                                                   II Co-Investment,
                                                                                   L.P.
--------------------------------------------------------------------------------------------------------------------

====================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the for is filed by more than one reporting person, see 5(b)(v).

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

========================================================================================
1. Title of Deri-   2. Date Exer-       3. Title and   4. Conver-     5. Owner- 6. Nature of Indirect
   vate Security       cisable and         Amount of      sion or        Ship      Beneficial Ownership
   (Instr. 4)          Expiration          Underlying     Exercise       Form of   (Instr. 5)
                       Date                Derivative     Price of       Deriv-
                       (Month/Day/Year)    Security       Deri-          ative
                                           (Instr. 4)     vative         Security:
                                                          Security       Direct
                                        Title     Amount                 (D) or
                    Date    Expira-               or                     Indirect
                    Exer-   tion                  Number                 (I)
                    cisable Date                  of                     (Instr. 5)
                                                  Shares

---------------------------------------------------------------------------------------------------------------
Warrant            10/27/99 8/26/05     Series    100,000 $1.00          I(1)       Medical Science
                                        A Pref.                                     Partners II, L.P.
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

==============================================================================================================

Explanation of Responses:



/s/ Andre Lamotte                                         6/23/00
-------------------------------------             -------------------------
  **Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.